EXHIBIT 99.1

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

FDA CONVERTS TELCYTA FULL CLINICAL HOLD TO PARTIAL HOLD

Palo Alto, CA, - June 15, 2007 – Telik, Inc. (Nasdaq: TELK) announced that the U.S. Food and Drug Administration (FDA) has converted the recently announced full clinical hold of TELCYTA trials to a partial hold. This will enable patients currently enrolled in the ASSIST-3 and ASSIST-5 trials the opportunity to continue to receive study treatments, subject to re-consenting procedures. Telik continues to work closely with the FDA in its review of TELCYTA.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer. A second drug development candidate, TELINTRA™ (TLK199), is in clinical development for myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the resumption of the treatment of patients in the TELCYTA ASSIST-3 and ASSIST-5 clinical trials and the FDA’s continuing review of TELCYTA. Words such as “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that the treatment of patients in the ASSIST-3 and ASSIST-5 trials may not be resumed in a timely manner, the clinical hold on the TELCYTA clinical trials may not be fully released in a timely manner or at all, if clinical trials of TELCYTA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended March 31, 2007. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

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